Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Brent Collins Director of Investor Relations bcollins1@wtoffshore.com 713-624-7364

W&T Offshore Announces Strong Second Quarter 2022 Results

Net Income Totaled $123.4 Million, or $0.85 per Share

HOUSTON, August 8, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the second quarter 2022.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the second quarter 2022 and through the date of this press release included:

●	Increased production by 12% quarter-over-quarter to 42.4 thousand barrels of oil equivalent per day (“MBoe/d”) (48% liquids), or 3.9 million barrels of oil equivalent (“MMBoe”), exceeding the high end of previously disclosed quarterly guidance;
o	Raised full year 2022 production guidance mid-point by 2%;
●	Generated net income of $123.4 million or $0.85 per diluted share in the second quarter of 2022, which is the third best quarterly net income in the Company’s history as a public company;
o	Adjusted Net Income totaled $190.5 million, or $1.32 per diluted share in the second quarter of 2022;
●	Monetized a portion of W&T’s natural gas hedge position resulting in a net gain from the transaction of $138.0 million and net proceeds of $105.3 million;
o	Restructured strike prices on outstanding purchased natural gas calls covering the second half of 2022 through the first quarter of 2025 to monetize some of the value of the call options while maintaining the ability to participate in future increases in natural gas prices;
●	Reported Adjusted EBITDA of $294.0 million for the second quarter of 2022;
o	Year-to-date 2022 Adjusted EBITDA of $383.7 million is equal to full year 2021 and 2020 combined;
●	Expanded Free Cash Flow to $233.5 million for the second quarter 2022, which was more Free Cash Flow than full year 2021 and 2020 combined;
o	W&T has generated positive Free Cash Flow for 18 consecutive quarters;
●	Increased cash and cash equivalents to $377.7 million, up 81% from $209.1 million at June 30, 2021;
o	Decreased Net Debt by 39% year-over-year to $331.4 million as of June 30, 2022;
●	Realized significant improvement in the Company’s leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 0.7 times compared to a ratio of 3.3 times one year ago;
●	Acquired the remaining 20% working interests in oil and gas producing properties at Ship Shoal 230, South Marsh Island 27/Vermilion 191, and South Marsh Island 73 fields for $17.5 million; and

•	Reported mid-year SEC proved reserves, based on a reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”), grew 7% to 168.3 MMBoe, and pre-tax PV-10 value (SEC pricing) increased 62% to $2.6 billion, compared to year-end 2021;
o	Positive performance revisions, price revisions and purchase of minerals in place totaled 17.9 MMBoe which replaced approximately 2.5 times year-to-date 2022 production of 7.3 MMBoe.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “Our strategy has always been focused on free cash flow generation, and the combination of solid operational results and opportunistically monetizing a portion of our hedge position allowed us to deliver one of our best quarterly financial results in W&T’s long history.  Our second quarter production was up 12% over the first quarter and well above the high end of our guidance range.  Adjusted EBITDA was $294.0 million for the second quarter and we have now generated $383.7 million during the first half of 2022. To put this in perspective, we generated $220.3 million and $163.4 million in Adjusted EBITDA in 2021 and 2020, respectively.  We generated Free Cash Flow in the second quarter of $233.5 million, which marked our 18th consecutive quarter of Free Cash Flow generation.  Additionally, we decreased net debt by 39% to $331.4 million, which drove our Net Debt to TTM Adjusted EBITDA ratio down to 0.7 times which is below our stated goal of below 1.0 times by year-end 2022.  During the second quarter of 2022, we took advantage of the sharp increase in natural gas forward prices and monetized the value of a portion of our natural gas hedge position resulting in a net gain from the transaction of $138.0 million and net proceeds of $105.3 million.”

“We are very pleased with our mid-year reserve report that showed strong reserve growth.  Positive performance and pricing revisions, combined with the acquisitions made in the first half of the year allowed us to replace about two and a half times our production.  W&T has an outstanding asset base that generates meaningful cash flow and has significant long-term value, and this is very evident when you look at the mid-year 2022 PV-10 of our proved reserve base at SEC pricing.  At $2.6 billion, this represents an increase of 62% compared with $1.6 billion at year-end 2021, which clearly reflects the significant upside value we have at W&T.”

“The Company is well positioned with a solid balance sheet and stable production that will allow us to generate meaningful cash flow for years to come.  We are able to evaluate and quickly execute on accretive acquisition opportunities that meet our long-standing and proven criteria.  We’ll continue to evaluate opportunities to be more active in our drilling program; however, our near-term focus is on continuing to improve our leverage profile and maintain our financial flexibility.  We remain committed to growing shareholder value and are well positioned for future success.”

Production, Prices, and Revenue:  Production for the second quarter of 2022 was 42.4 MBoe/d, which surpassed the top end of the Company’s guidance range provided for the quarter.  W&T benefited from a full quarter of production from acquisitions announced earlier this year.  This represented an increase of 12% compared to the first quarter of 2022 and an increase of 4% from 40.9 MBoe/d for the corresponding period in 2021.  Second quarter 2022 production was comprised of 16.2 MBbl/d of oil (38%), 4.2 MBbl/d of natural gas liquids (10%) (“NGLs”), and 131.8 million cubic feet per day (“MMcf/d”) of natural gas (52%).  W&T increased its full year 2022 production guidance to 39,500 to 42,000 Boe/d from its prior estimate of 38,200 to 42,200 Boe/d, an increase of 2% at the mid-point of Company guidance.

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $69.55 per Boe in the second quarter of 2022, an increase of 26% from $55.29 per Boe in the first quarter of 2022 and an increase of 100% from $34.75 per Boe in the second quarter of 2021.  Crude oil, NGL, and natural gas prices, before realized derivative settlements, for the second quarter of 2022 were $107.90 per barrel, $43.58 per barrel, and $7.70 per Mcf, respectively.

Revenues for the second quarter of 2022 were $273.8 million, which were 43% higher than first quarter 2022 revenue of $191.0 million and 106% higher than $132.8 million in the second quarter of 2021.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $53.0 million in the second quarter of 2022, which was below the low end of the guidance range for the quarter due to certain discretionary maintenance activities being deferred until the second half of 2022.  This compared to $43.4 million in the first quarter of 2022 and $47.6 million for the corresponding period in 2021.  On a component basis for the second quarter of 2022, base LOE and insurance premiums were $43.7 million, workovers were $2.7 million, and facilities maintenance expenses were $6.8 million.  On a unit of production basis, LOE was $13.73 per Boe in the second quarter of 2022.  This compares to $12.78 per Boe for the first quarter of 2022 and $12.78 per Boe for the second quarter of 2021.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $9.2 million ($2.38 per Boe) in the second quarter of 2022, compared to $5.3 million ($1.55 per Boe) in the first quarter of 2022 and $6.8 million ($1.82 per Boe) in the second quarter of 2021.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”): DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $8.90 per Boe in the second quarter of 2022.  This compares to $9.10 per Boe and $8.32 per Boe for the first quarter of 2022 and the second quarter of 2021, respectively.

General & Administrative Expenses (“G&A”):  G&A was $15.0 million for the second quarter of 2022, below the midpoint of guidance for the quarter.  This compares to $13.8 million in the first quarter of 2022 and $14.0 million in the second quarter of 2021.  On a unit of production basis, G&A was $3.88 per Boe in the second quarter of 2022 compared to $4.05 per Boe in the first quarter of 2022 and $3.76 per Boe in the corresponding period of 2021.

Derivative (Gain) Loss:  In the second quarter of 2022, W&T recognized a net gain of $8.9 million related to commodity derivative activities, including the monetization of value associated with resetting strike prices on outstanding natural gas purchased call options covering the second half of 2022 through the first quarter of 2025.  The Company recognized a net gain of $138.0 million and received net proceeds of $105.3 million as a result of the restriking transaction.  Other realized settlements, net of option premium amortization, resulted in a loss of $58.4 million in the second quarter of 2022.  The change in value of outstanding derivative contracts since the end of the first quarter of 2022 resulted in an unrealized loss of $70.8 million for the quarter ended June 30, 2022.  The Company recognized a net loss of $80.0 million in the first quarter of 2022 and a net loss of $81.4 million in the second quarter of 2021 related to commodity derivative activities.

For the remainder of 2022, W&T is approximately 25% hedged for oil and is fully hedged for natural gas.  As part of the monetization described above, the Company restructured its purchased call options on natural gas to increase the weighted-average strike price to $7.48 per MMBTU from $3.78 per MMBTU for the balance of 2022.  These calls cover approximately 85% of its anticipated natural gas production for the balance of 2022.  A significant portion of the W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that loan.

A summary of the Company’s current outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the second quarter of 2022 was $18.2 million compared to $19.9 million in the first quarter of 2022 and $16.5 million in the second quarter of 2021.  The increase in expense year-over-year reflects the increase in total debt due to the incurrance of the non-recourse Mobile Bay term loan by certain wholly-owned subsidiaries in May of 2021.

Income Tax:  W&T recognized income tax expense of $31.1 million in the second quarter of 2022, a substantial majority of which was deferred.  This compares to the recognition of an income tax benefit of $0.7 million and $12.7 million for the quarters ended March 31, 2022 and June 30, 2021, respectively.

Balance Sheet and Liquidity:  As of June 30, 2022, W&T had available liquidity of $427.7 million comprised of $377.7 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority lien secured revolving facility.  At quarter-end, the Company had total debt of $709.2 million (or Net Debt of $331.4 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $160.3 million and $548.8 million of 9.75% Senior Second Lien Notes, net of unamortized debt issuance costs for both instruments.  Total debt decreased by $11.2 million during the second quarter.  Net Debt decreased by $173.4 million in the second quarter of 2022 due to the increase in cash and cash equivalents attributable to the aforementioned hedge monetization transaction and strong cash flows throughout the quarter driven by high oil and gas prices.

As of June 30, 2022, Net Debt to TTM Adjusted EBITDA was 0.7 times.  Assuming recent strip pricing for the remainder of 2022, no additional acquisitions for the remainder of the year, and no equity issuances by the Company, including under the Company’s existing At-The-Market Equity Distribution program, W&T estimates that Net Debt to TTM Adjusted EBITDA will decline to approximately 0.5 times.

The Company continues to monitor the debt capital markets to refinance all or a portion of the Senior Second Lien Notes.

Regarding the approaching maturity of the Company’s 9.75% Senior Second Lien Notes (due November 2023), Mr. Krohn commented, “Our preference is to refinance the outstanding Second Lien Notes with financing providing longer tenors and market-based covenants at an attractive interest rate.  However, should the debt market continue to be difficult to access due to market volatility, we believe there is a path for the Company to pay off those notes at maturity.  Strong anticipated future cash flows, combined with our significant cash position, availability under our undrawn credit facility, and, if needed, access to our unused at-the-market equity program, give us confidence that we will be able to address those notes in the event that we are not able to access the debt markets at a reasonable cost.”

Capital Expenditures and Acquisitions:  Capital expenditures (excluding changes in working capital associated with investing activities) in the second quarter of 2022 were $8.1 million.  Additionally, the Company spent $17.5 million to acquire the remaining 20% working interests in the Ship Shoal 230, South Marsh Island/Vermilion 191, and South Marsh Island 73 fields.

MID-YEAR 2022 PROVED RESERVES

As calculated by NSAI, W&T’s independent reserve engineering consultants, proved reserves using SEC pricing methodology totaled 168.3 MMBoe, compared with 157.6 MMBoe at year-end 2021.  The increase in proved reserves is the result of positive performance revisions of 6.3 MMBoe, positive price revisions of 6.3 MMBoe, and the purchase of minerals in place of 5.3 MMBoe, partially offset by 7.3 MMBoe of production in the first half of 2022.  The mid-year proved reserves, which were 88% proved developed and proved developed non-producing, were 35% liquids.  Utilizing NYMEX strip pricing as of July 19, 2022, mid-year proved reserves were 164.1 MMBoe.

The pre-tax PV-10 of the mid-year 2022 proved reserves using SEC pricing was $2.6 billion (before consideration of expenditures for asset retirement obligations), an increase of 62% compared with the PV-10 of $1.6 billion at year-end 2021 using SEC pricing.  Using NYMEX strip pricing as of July 19, 2022, the PV-10 the mid-year reserves was $2.3 billion.

Mid-year 2022 SEC proved reserves and PV-10 were based on an average 12-month crude oil and natural gas prices of $85.82 per barrel and $5.13 per Mcf, respectively.  Prices used to determine proved reserves and PV-10 for year-end 2021 were $66.55 per barrel of oil and $3.60 per Mcf of natural gas.

2022 CAPITAL INVESTMENT PROGRAM

W&T’s range for capital expenditures in 2022 remains unchanged at $70 million to $90 million for the full year, which excludes acquisition opportunities.  Included in this range are planned expenditures related to one deepwater well and three shelf wells, as well as capital costs for facilities, leasehold, seismic, and recompletions.  The Company has significant flexibility to adjust its spending since it has no long-term rig commitments or near-term drilling obligations.

Similarly, the range for plugging and abandonment expenditures remains unchanged in the range of $55 million to $75 million, driven by obligations and prior Covid-19-related deferrals on terminated leases with U.S. Bureau of Safety and Environmental Enforcement (“BSEE”) deadlines before year-end 2022.  The Company spent $34.3 million on ARO settlements in the second quarter of 2022.

OPERATIONS UPDATE

The Company is continuing preparations to drill the Holy Grail well at Garden Banks 783 in the Magnolia Field.  The well is expected to commence drilling in the first quarter of 2023.

Well Recompletions and Workovers

During the second quarter of 2022, the Company performed two recompletions and four workovers that positively impacted production for the quarter.  W&T plans to continue to perform recompletions and workovers that meet its economic thresholds.

Third Quarter and Full Year 2022 Production and Expense Guidance

The guidance for the third quarter and full year 2022 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Third Quarter 2022	Full Year 2022
Oil (MBbl)	1,350 – 1,550	5,450 – 5,800
NGLs (MBbl)	335 – 375	1,420 – 1,500
Natural gas (MMcf)	11,300 – 12,800	45,300 – 48,200
Total equivalents (MBoe)	3,550 – 4,050	14,450 – 15,450
Average daily equivalents (MBoe/d)	39.0 – 44.0	39.5 – 42.0

Expenses	Third Quarter 2022	Full Year 2022
Lease operating expense ($MM)	$55.0 – $62.0	$200.0 – $210.0
Gathering, transportation & production taxes ($MM)	$11.0 – $12.5	$36.5 – $39.5
General & administrative - cash ($MM)	$15.0 – $17.0	$56.0 – $59.0
General & administrative – non-cash ($MM)	$2.5 – $2.7	$7.5 – $8.0
DD&A ($ per Boe)		$8.50 – $9.50
Interest expense, net ($MM)	$17.3 – $19.1	$73.0 – $77.0
Effective income tax expense rate		20% – 21%
Approximate percentage of income tax expense expected to be cash taxes		11%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Monday, August 8, 2022 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of June 30, 2022, the Company had working interests in 47 fields in federal and state waters and has under lease approximately 637,000 gross acres, including approximately 462,000 gross acres on the Gulf of Mexico Shelf and approximately 175,000 gross acres in the Gulf of Mexico deepwater.   A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any forward-looking guidance provided herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Q reports found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section.  Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law.  Future leverage ratio estimates (Net Debt to TTM Adjusted EBITDA) made in this press release assumes no significant change in total debt and no projected impact of future acquisitions, which may affect this ratio. Investors are urged to consider closely the disclosures and risk factors in these reports.  Additionally, estimates of proved and probable reserves included in this release using alternate pricing methodologies will differ from those estimated using SEC rules and guidelines, including the SEC’s convention of using a twelve-month average for commodity pricing.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021

Revenues:
Oil	$159,264	$122,702	$88,013	$281,966	$166,153
NGLs	16,735	13,820	8,833	30,555	18,193
Natural gas	92,413	51,366	32,470	143,779	68,679
Other	5,396	3,116	3,512	8,512	5,451
Total revenues	273,808	191,004	132,828	464,812	258,476

Operating costs and expenses:
Lease operating expenses	52,976	43,411	47,552	96,387	89,909
Gathering, transportation costs and production taxes	9,181	5,267	6,780	14,448	13,095
	34,360	30,911	30,952	65,271	57,589
General and administrative expenses	14,967	13,776	13,986	28,743	24,698
Total costs and expenses	111,484	93,365	99,270	204,849	185,291
Operating income	162,324	97,639	33,558	259,963	73,185

Interest expense, net	18,183	19,883	16,530	38,066	31,564
Derivative (gain) loss	(8,854)	79,997	81,440	71,143	106,020
Other (income) expense, net	(1,534)	905	—	(629)	963
Income (loss) before income taxes	154,529	(3,146)	(64,412)	151,383	(65,362)
Income tax expense (benefit)	31,093	(689)	(12,740)	30,404	(12,944)
Net income (loss)	$123,436	$(2,457)	$(51,672)	$120,979	$(52,418)

Net income (loss) per common share
Basic	$0.86	$(0.02)	$(0.36)	$0.85	$(0.37)
Diluted	0.85	(0.02)	(0.36)	0.84	(0.37)

Weighted average common shares outstanding
Basic	143,020	142,942	142,244	142,981	142,197
Diluted	144,525	142,942	142,244	144,094	142,197

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021
Net sales volumes:
Oil (MBbls)	1,476	1,304	1,352	2,780	2,729
NGL (MBbls)	384	349	337	733	729
Natural gas (MMcf)	11,995	10,471	12,189	22,466	22,988
Total oil and natural gas (MBoe) (1)	3,859	3,398	3,721	7,257	7,290

Average daily equivalent sales (MBoe/d)	42.4	37.8	40.9	40.1	40.3

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$107.90	$94.10	$65.11	$101.43	$60.88
NGLs ($/Bbl)	43.58	39.60	26.18	41.68	24.94
Natural gas ($/Mcf)	7.70	4.91	2.66	6.40	2.99
Barrel of oil equivalent ($/Boe)	69.55	55.29	34.75	62.88	34.71

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$13.73	$12.78	$12.78	$13.28	$12.33
Gathering, transportation costs and production taxes	2.38	1.55	1.82	1.99	1.79
Depreciation, depletion, amortization and accretion	8.90	9.10	8.32	8.99	7.90
General and administrative expenses	3.88	4.05	3.76	3.96	3.39

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$377,724	$245,799
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	99,155	54,919
Joint interest, net	13,370	9,745
Total receivables	112,525	64,664
Prepaid expenses and other assets	53,073	43,379
Total current assets	547,739	358,259

Oil and natural gas properties and other, net - at cost	8,785,744	8,657,252
Less accumulated depreciation, depletion, amortization and impairment	8,044,354	7,992,000
Oil and natural gas properties and other, net	741,390	665,252
Restricted deposits for asset retirement obligations	21,667	16,019
Deferred income taxes	75,474	102,505
Other assets	53,538	51,172
Total assets	$1,439,808	$1,193,207

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$81,031	$67,409
Undistributed oil and natural gas proceeds	51,215	36,243
Advances from joint interest partners	5,259	15,072
Asset retirement obligations	51,504	56,419
Accrued liabilities	157,323	106,273
Current portion of long-term debt	37,199	42,960
Total current liabilities	383,531	324,376

Long-term debt, net	671,974	687,938
Asset retirement obligations, less current portion	409,265	368,076
Other liabilities	99,407	59,997
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 146,024 issued and 143,154 outstanding at June 30, 2022; 145,732 issued and 142,863 outstanding at December 31, 2021	1	1
Additional paid-in capital	554,755	552,923
Retained deficit	(654,958)	(775,937)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(124,369)	(247,180)
Total liabilities and shareholders’ deficit	$1,439,808	$1,193,207

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021
Operating activities:
Net income (loss)	$123,436	$(2,457)	$(51,672)	$120,979	$(52,418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	34,360	30,911	30,952	65,271	57,589
Amortization of debt items and other items	1,771	2,594	948	4,365	2,967
Share-based compensation	2,014	520	466	2,534	921
Derivative (gain) loss	(8,854)	79,997	81,440	71,143	106,020
Derivative cash receipts (payments), net	100,742	(30,515)	(36,525)	70,227	(41,130)
Derivative cash premium payments	(46,111)	-	—	(46,111)	—
Deferred income taxes	27,764	(733)	(12,802)	27,031	(13,006)
Changes in operating assets and liabilities:
Oil and natural gas receivables	(6,462)	(37,774)	(289)	(44,236)	(11,390)
Joint interest receivables	851	(4,476)	3,484	(3,625)	(910)
Prepaid expenses and other assets	(17,909)	(12,183)	(10,030)	(30,092)	(17,605)
Income tax	3,179	44	(92)	3,223	(92)
Asset retirement obligation settlements	(34,283)	(5,492)	(10,251)	(39,775)	(11,213)
Cash advances from JV partners	(1,263)	(8,550)	(2,902)	(9,813)	(3,925)
Accounts payable, accrued liabilities and other	30,987	15,651	8,503	46,638	30,386
Net cash provided by operating activities	210,222	27,537	1,230	237,759	46,194

Investing activities:
Investment in oil and natural gas properties, equipment, and other	(8,050)	(17,439)	(4,281)	(25,489)	(5,854)
Changes in operating assets and liabilities associated with investing activities	(8,416)	2,630	(1,320)	(5,786)	(3,078)
Acquisition of property interests	(17,472)	(30,153)	—	(47,625)	—
Net cash used in investing activities	(33,938)	(44,962)	(5,601)	(78,900)	(8,932)

Financing activities:
Repayments on credit facility	—	—	(48,000)	—	(80,000)
Proceeds from Term Loan	—	—	215,000	—	215,000
Repayments on Term Loan	(12,311)	(12,630)	—	(24,941)	—
Debt issuance costs	(1,290)	—	(6,840)	(1,290)	(6,840)
Other	(434)	(269)	—	(703)	—
Net cash (used in) provided by financing activities	(14,035)	(12,899)	160,160	(26,934)	128,160
Increase (decrease) in cash and cash equivalents	162,249	(30,324)	155,789	131,925	165,422
Cash and cash equivalents and restricted cash, beginning of period	219,892	250,216	53,359	250,216	43,726
Cash and cash equivalents and restricted cash, end of period	$382,141	$219,892	$209,148	$382,141	$209,148

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.  Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated.  These items include unrealized commodity derivative loss (gain), amortization and write-off of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, release of restricted funds, and litigation and other.

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022		2021

	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$123,436	$(2,457)	$(51,672)	$120,979			$(52,418)
Selected items
Unrealized commodity derivative loss	70,814	36,302	66,083	107,116			82,418
Amortization and write-off of derivative premium	15,458	4,194	583	19,652			1,039
Allowance for credit losses	181	118	8	299			8
Other	(1,534)	905	40	(629)			80
Tax effect of selected items (1)	(17,833)	(8,719)	(14,010)	(26,552)			(17,544)
Adjusted Net Income	$190,522	$30,343	$1,032	$220,865			$13,583

Adjusted earnings per common share
Basic	$1.33	$0.21	$0.01	$1.54			$0.10
Diluted	$1.32	$0.21	$0.01	$1.53			$0.09

Weighted Average Shares Outstanding
Basic	143,020	142,942	142,244	142,981	0	0	142,197
Diluted	144,525	143,658	143,124	144,094			143,096

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization and write-off of derivative premium, bad debt reserve, gain on debt transactions, release of restricted funds, and litigation, share-based compensation, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021

	(In thousands)
	(Unaudited)

Net income (loss)	$123,436	$(2,457)	$(51,672)	$120,979	$(52,418)
Interest expense, net	18,183	19,883	16,530	38,066	31,564
Income tax expense (benefit)	31,093	(689)	(12,740)	30,404	(12,944)
Depreciation, depletion, amortization and accretion	34,360	30,911	30,952	65,271	57,589
Unrealized commodity derivative loss	70,814	36,302	66,083	107,116	82,418
Amortization and write-off of derivative premium	15,458	4,194	583	19,652	1,039
Allowance for credit losses	181	118	8	299	8
Non-cash incentive compensation	2,014	520	466	2,534	921
Other	(1,534)	905	40	(629)	80
Adjusted EBITDA	$294,005	$89,687	$50,250	$383,692	$108,257

Investment in oil and natural gas properties, equipment and other	(8,050)	(17,439)	(4,281)	(25,489)	(5,854)
Asset retirement obligation settlements	(34,283)	(5,492)	(10,251)	(39,775)	(11,213)
Interest expense, net	(18,183)	(19,883)	(16,530)	(38,066)	(31,564)
Free Cash Flow	$233,489	$46,873	$19,188	$280,362	$59,626

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$210,222	$27,537	$1,230	$237,759	$46,194
Allowance for credit losses	181	118	8	299	8
Litigation and other contingent loss	(1,534)	905	40	(629)	80
Amortization of debt items and other items	(1,771)	(2,594)	(948)	(4,365)	(2,967)
Current tax benefit (1)	3,329	44	62	3,373	62
Changes in derivatives receivable (payable) (1)	40,495	(8,986)	21,751	31,509	18,567
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(9,383)	47,288	1,326	37,905	3,536
Investment in oil and natural gas properties, equipment and other	(8,050)	(17,439)	(4,281)	(25,489)	(5,854)
Free Cash Flow	$233,489	$46,873	$19,188	$280,362	$59,626

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$31,093	$(689)	$(12,740)	$30,404	$(12,944)
Less: Deferred income taxes	27,764	(733)	(12,802)	27,031	(13,006)
Current tax benefit	$3,329	$44	$62	$3,373	$62

Changes in derivatives receivable:
Derivatives payable, end of period	$(20,998)	$(15,382)	$(7,289)	$(20,998)	$(7,289)
Derivatives payable, beginning of period	15,382	6,396	3,465	6,396	281
Derivative premiums paid	46,111	—	25,575	46,111	25,575
Change in derivatives receivable (payable)	$40,495	$(8,986)	$21,751	$31,509	$18,567

SUPPLEMENTAL INFORMATION CONCERNING AQUASITION MOBILE BAY SUBSIDIARIES

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
06/30/22 Proved Reserve Info – SEC Pricing Methodology
Total oil reserves (MMBbl)	0.2	40.4	40.7
Total NGL reserves (MMBbl)	14.5	4.4	18.8
Total natural gas reserves (Bcf)	474.0	178.8	652.8
Total equivalent reserves (MMBoe)	93.7	74.6	168.3

Proved developed producing reserves (MMBoe)	90.0	38.9	128.9
Proved developed non-producing reserves (MMBoe)	3.7	15.0	18.7
Proved undeveloped reserves (MMBoe)	-	20.6	20.6
Total equivalent reserves (MMBoe)	93.7	74.6	168.3

Proved developed producing PV-10 ($MM)	$924.3	$1,057.4	$1,981.7
Proved developed non-producing PV-10 ($MM)	50.8	253.0	303.7
Proved undeveloped PV-10 ($MM)	-	336.9	336.9
Total PV-10 ($MM)	$975.1	$1,647.3	$2,622.3

The following alternative NYMEX case price proved reserves estimates are internally generated and based on NYMEX futures contract prices of oil and natural gas quoted on NYMEX as of July 19, 2022, which results in a volume-weighted average NYMEX price over the life of our proved reserves of $75.13 per barrel and $4.69 per Mcf, before differentials, for oil and natural gas, respectively. NYMEX case reserves were determined using (i) individual monthly futures contract prices for July 2022 through June 2023 (ii) quarterly average of monthly contract prices for the second half of 2023 and 2024, (iii) annual averages of monthly contract prices for each of 2025 and 2026 and (iv) for 2027 and later years, an average of all monthly contract prices from 2027 to the latest date which forward contract prices are quoted by NYMEX for oil or natural gas. In determining NYMEX case NGLs prices, a price ratio was computed for each field with NGL production and applied to the applicable NYMEX crude oil price stated above for each future production period.

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
06/30/22 Proved Reserve Info – Alternate NYMEX Price Case (Forward Strip as of July 19, 2022)
Total oil reserves (MMBbl)	0.2	39.2	39.4
Total NGL reserves (MMBbl)	14.2	4.3	18.5
Total natural gas reserves (Bcf)	464.2	173.2	637.3
Total equivalent reserves (MMBoe)	91.8	72.3	164.1

Proved developed producing reserves (MMBoe)	88.1	37.6	125.7
Proved developed non-producing reserves (MMBoe)	3.7	14.2	17.8
Proved undeveloped reserves (MMBoe)	-	20.6	20.6
Total equivalent reserves (MMBoe)	91.8	72.3	164.1

Proved developed producing PV-10 ($MM)	$832.8	$971.8	$1,804.6
Proved developed non-producing PV-10 ($MM)	44.9	204.7	249.6
Proved undeveloped PV-10 ($MM)	-	227.7	227.7
Total PV-10 ($MM)	$877.7	$1,404.2	$2,281.9

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
2Q22 Information
Oil production (MBbl)	4	1,472	1,476
NGL production (MBbl)	242	142	384
Natural gas production (MMcf)	7,837	4,158	11,995
Total equivalent production (MBoe)	1,552	2,307	3,859

Adjusted EBITDA ($MM)	$21.4	$272.6	$294.0

Note:  Totals in the tables above may not compute due to rounding.  The Company defines PV-10 in the above tables as present value of estimated future net revenues from proved reserves excluding the effects of future costs of asset retirement obligations, general and administrative expenses, derivatives, debt service and income taxes. Year-end PV-10 for total proved reserves (SEC Pricing) is a non-GAAP financial measure.

Proved reserves based on the Alternate NYMEX Price Case (forward strip pricing as of July 19, 2022) are presented in the above table solely to demonstrate the sensitivity of our proved reserves and related PV-10 estimates to changes in pricing to recent futures contract pricing levels. Neither PV-10 at SEC Pricing or NYMEX Price Case should be viewed as representing a current market value of our estimated proved oil and gas reserves, nor is recent futures contract pricing indicative of actual pricing that we may realize in the future for production of our reserves.